Exhibit 99.1
WILLIAMS COAL SEAM GAS ROYALTY TRUST
PRESS RELEASE
Williams Coal Seam Gas Royalty Trust Updated Termination Information
     DALLAS, TEXAS, September 16, 2010 — Williams Coal Seam Gas Royalty Trust (NYSE: WTU) announced today updated information regarding the status of the termination of the Trust. Pursuant to the terms of the Trust Agreement, the trustee solicited bids for the Trust’s royalty interests, and bids were received at the end of June. Contractual negotiations with the highest bidder have proceeded, and as part of such negotiations, the bidder requested certain revisions to its offer. As a result, the trustee has directed Albrecht and Associates (the “Advisor”) to request updated bids from previous bidders to confirm the highest bid.
     Pursuant to the terms of the Trust Agreement, the Trust terminated effective March 1, 2010 because the reserve report as of December 31, 2009, reflects that, as of such date, the net present value (discounted at 10 percent) of the estimated future net revenues for proved reserves attributable to the royalty interests but using the average monthly Blanco Hub Spot Price for the past calendar year less certain gathering costs was equal to or less than $30 million thereby triggering a termination of the Trust.
     Following termination, the trustee has continued to act as trustee of the Trust until all Trust assets are sold and the net proceeds from such sales distributed to unitholders. The trustee has continued to use best efforts to sell the Trust’s assets in accordance with the procedures set forth in the Trust Agreement. These procedures are described in more detail in the Trust’s most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission.
     If no acceptable offers are received for all remaining royalty interests, the trustee may request Williams Production Company, LLC (“WPC”) to submit an offer for consideration by the trustee and may accept or reject such offer. Acceptance of an offer by the trustee shall be conditioned upon the opinion of the Advisor of the fairness of the offer.
     The Trust owns net profits interests in certain proved coal seam gas properties owned by WPC and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”).
     The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.
     Additional information including Williams’ cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.wtu-williamscoalseamgastrust.com/.
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CONTACT:
Ron E. Hooper, Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
1.800.365.6544